EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121146) pertaining to the Stock Option Plan of JED Oil Inc. and the Registration Statements (Form F-3 No. 333-128711 and Form F-3 No. 333-136180) of our report dated March 27, 2007 (except for note 20 which is as of June 29, 2007 and note 21 which is as of March 31, 2007), with respect to the consolidated financial statements of JED Oil Inc. incorporated by reference in the Annual Report (Form 20-F) for the year ended December 31, 2006.
Chartered Accountants
Calgary, Alberta
June 29, 2007